Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Guidewire Software, Inc.:

We consent to the use of our report dated September 19, 2017, with respect to the consolidated balance sheets of Guidewire Software, Inc. and subsidiaries as of July 31, 2017 and 2016, and the related consolidated statements of operations, comprehensive income, stockholders’ equity, and cash flows for each of the years in the three-year period ended July 31, 2017, and the effectiveness of internal control over financial reporting as of July 31, 2017, incorporated herein by reference, and to the reference to our firm under the headings “Experts” in the prospectus.

/s/ KPMG LLP

Santa Clara, California

November 2, 2017